UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9
SOLICITATION/ RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4) OF
THE SECURITIES EXCHANGE ACT OF 1934

Infocrossing, Inc.

(Name of Subject Company)

Infocrossing, Inc.

(Name of Person Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

45664X 10 9

(CUSIP Number of Class of Securities)

Nicholas J. Letizia
Senior Vice President, General Counsel & Secretary
2 Christie Heights Street
Leonia, New Jersey 07605
(201) 840-4700

(Name, Address and Telephone Number of Persons Authorized to Receive
Notices and Communications on Behalf of Filing Persons)

Copies to:

Barbara L. Becker, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 2.02, 7.01 and 9.01 of the Current Report on Form 8-K filed by Infocrossing, Inc. on August 9, 2007 (including all exhibits attached thereto), relating to Infocrossing, Inc.’s results of operations and financial conditions for the quarter ended June 30, 2007, are incorporated herein by reference.